                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WASHINGTON GAS LIGHT COMPANY
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.
                             WASHINGTON, D.C. 20080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Washington Gas Light Company will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. 20004, on Friday, February 20, 1998, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed Proxy Statement:

        (1) To elect directors for the ensuing year;

        (2) To ratify the appointment of independent public accountants for 1998;

        (3) To consider and take action with respect to a stockholder proposal relating to cumulative voting, if such proposal is brought before the meeting; and

        (4) To transact any other business properly brought before the meeting or any adjournment thereof.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 2, 1998.

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 21, 1998
                               ------------------

                                IMPORTANT NOTICE

                              ADMISSION PROCEDURES

     ADMISSION TO THIS YEAR'S MEETING WILL BE LIMITED TO PERSONS WHO (i) ARE LISTED ON THE COMPANY'S RECORDS AS SHAREHOLDERS AS OF JANUARY 2, 1998 (THE "RECORD DATE"), OR (ii) BRING A STATEMENT TO THE MEETING SHOWING THEIR BENEFICIAL OWNERSHIP OF COMPANY STOCK THROUGH A BROKER, A BANK OR OTHER INSTITUTION AS OF THE RECORD DATE.

                          WASHINGTON GAS LIGHT COMPANY

                              1100 H STREET, N.W.

                             WASHINGTON, D.C. 20080

                                                                January 21, 1998

                                PROXY STATEMENT

To the Stockholders:

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Washington Gas Light Company (Company) to be used at the annual meeting of stockholders of the Company to be held on Friday, February 20, 1998, and at any adjournment thereof. The meeting will be held at The Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W., Washington, D.C. at 10:00 a.m. If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted "FOR" proposals (1) and (2) and "AGAINST" proposal (3). The proxy may be revoked at any time by notice to the Company or by execution of a later proxy card, to the extent that it has not been exercised.

     Each holder of Common Stock and of Serial Preferred Stock, $4.25 Series; $5.00 Series; $4.80 Series; $4.60 Convertible Series; and $4.36 Convertible Series is entitled to one vote for each share of such stock standing in the name of such holder on the records of the Company at the close of business on January 2, 1998. Outstanding voting securities as of January 2, 1998, consisted of:
43,624,963 shares of Common Stock; 70,600 shares of Serial Preferred Stock, $4.25 Series; 60,000 shares of Serial Preferred Stock, $5.00 Series; 150,000 shares of Serial Preferred Stock, $4.80 Series; 572 shares of Serial Preferred Stock, $4.60 Convertible Series; and 1,958 shares of Serial Preferred Stock, $4.36 Convertible Series. Total outstanding voting securities as of January 2, 1998 were 43,908,093 shares. The matters to be voted upon at the annual meeting are described in this Proxy Statement.

     With respect to the election of Directors, the eight nominees receiving the greatest number of votes shall be elected. With respect to the stockholder proposal, a majority of shares voting on the proposal is required for approval. Abstentions and broker non-votes will not be counted either for or against matters submitted for vote by the stockholders.

                           (1) ELECTION OF DIRECTORS

     At the meeting, eight directors (constituting the entire Board of Directors) are to be elected to hold office for the ensuing year.

     It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors.

Q                    S      MICHAEL D. BARNES, age 54, is a partner in the Washington, D.C.
        PHOTO               law firm of Hogan & Hartson. Mr. Barnes was previously a partner in the law firm of Arent, Fox, Kintner, Plotkin & Kahn
R                      T    (1987-1993). Mr. Barnes was United States Representative from
                            Maryland's 8th Congressional District from 1979 to 1987. He was
                            Commissioner of the Maryland Public Service Commission and Vice
                            Chairman of the Washington Metropolitan Area Transit Commission
                            from 1975 to 1978. Mr. Barnes is a graduate of the University of
                            North Carolina and the George Washington University National Law
                            Center, where he received his law degree with honors. Mr. Barnes is active in several civic and business groups, including the
                            Center for National Policy, the University of Maryland
                            Foundation, the International Human Rights Law Group, and the
                            Council on Foreign Relations. Mr. Barnes has been a Director of
                            Washington Gas Light Company since 1991.

Q                    S      FRED J. BRINKMAN, age 69, retired in 1991 as a Senior Partner
        PHOTO               with the firm of Arthur Andersen & Co., independent public accountants (Arthur Andersen & Co. is now Arthur Andersen LLP).
R                    T      From 1981-1989, Mr. Brinkman was Area Managing Partner for the
                            Asia-Pacific Area and Managing Partner of the Washington, D.C.
                            office of Arthur Andersen & Co. From 1989 to June 1991, at which time he retired, he was Senior Partner consulting on global initiatives of Arthur Andersen & Co. From 1991 to present, he has engaged in consulting. Mr. Brinkman is a member of several professional and civic organizations, including the American
                            Institute of CPAs, the Boards of Directors of SHARE, Inc. and
                            Special Olympics International. Mr. Brinkman also serves on the
                            Boards of Charles E. Smith Residential Realty, Inc., Figgie
                            International, Inc. and Washington Mutual Investors Fund. Mr.
                            Brinkman has been a Director of Washington Gas Light Company since 1992.

Q                    S      DANIEL J. CALLAHAN, III, age 65, is Vice Chairman and Treasurer
        PHOTO               of The Morris and Gwendolyn Cafritz Foundation. Mr. Callahan
                            retired in 1995 as Chairman and Chief Executive Officer of USLICO
R                    T      Corporation, an insurance holding company, a position he held since 1992. Mr. Callahan was previously Vice Chairman of American
                            Security Bank (1991-1992) and served as President of MNC
                            Financial Inc. (1987-1991) and Chairman of the Board and Chief
                            Executive Officer of American Security Corporation and American
                            Security Bank, N.A. from 1985-1991. Mr. Callahan also is a
                            Director of Washington Mutual Investors Fund, and of Ferris,
                            Baker, Watts, Inc. Mr. Callahan is on the Atlantic Council, the
                            Federal City Council and is a former Chairman of the Greater
                            Washington Research Center. He has been a Director of Washington
                            Gas Light Company since 1989 and serves as Chairman of the
                            Personnel and Compensation Committee.

Q                    S      ORLANDO W. DARDEN, age 67, is President of OWD Enterprises Inc, a
        PHOTO               real estate investment firm and is a partner in several real estate limited partnerships. He is a graduate of Howard
R                    T      University. Mr. Darden founded and was President and Chief
                            Executive Officer of Community Federal Savings and Loan
                            Association of Washington, D.C., from 1974 to 1981. He has served as Director of the Pennsylvania Avenue Development Corporation
                            (PADC). He also was a trustee and Chairman of the Investment
                            Committee of the District of Columbia Retirement Board. He is a
                            member of the Board of Trustees of the Consortium of Universities
                            of the Washington Metropolitan Area and he is also a member of
                            The Greater Washington Board of Trade. He has been a Director of
                            Washington Gas Light Company since 1979 and serves as Chairman of the Audit Review Committee.

Q                    S      JAMES H. DEGRAFFENREIDT, JR., age 44, is President and Chief
        PHOTO               Executive Officer of the Company. Mr. DeGraffenreidt joined the
                            Company in 1986 as managing attorney, and was promoted to senior
R                    T      managing attorney in 1988, and then Vice President of Rates and
                            Regulatory Affairs in 1991. He was elected Senior Vice President in May 1993, President and Chief Operating Officer effective
                            December 1, 1994 and President and Chief Executive Officer
                            effective January 1, 1998. Prior to joining Washington Gas, Mr.
                            DeGraffenreidt was a partner with a Washington, D.C. law firm where he specialized in public utilities, telecommunications and public finance. Previous to that, he was assistant people's counsel in the Maryland Office of People's Counsel. Mr.
                            DeGraffenreidt earned his Juris Doctor and Master of Business
                            Administration degrees from Columbia University and his Bachelor of Arts degree from Yale College. He is admitted to the District of Columbia Bar and the Maryland Bar, and is a member of the
                            Washington Bar Association and the National Bar Association. Mr.
                            DeGraffenreidt is also a member of the boards of directors of
                            Harbor Bank of Maryland, Medlantic Health Care Group, Southern
                            Gas Association, the Washington Performing Arts Society and the
                            District of Columbia Chamber of Commerce. He serves as a Trustee of the Federal City Council. He has been a member of the Board of
                            Directors of the Company since 1994.

Q                    S      MELVYN J. ESTRIN, age 55, is Chairman of the Board and Chief
        PHOTO               Executive Officer of Avatex Corp., involved in medical and beauty products investments. Mr. Estrin is also Chairman of the Board
R                    T      and Chief Executive Officer of Phar- Mor, Inc., retail drug stores. He is also Chairman of the Board and Chief Executive
                            Officer of Human Service Group, Inc. (trading as Estrin Interna-
                            tional) (1983-present) and is President and a director of HSG
                            Acquisition Co. (1986-present), both of which are private
                            management and investment firms. He served as Trustee of the
                            University of Pennsylvania and is active with several charitable organizations, including serving as a Director of The National
                            Council for the Performing Arts and the Endowment Board of the
                            Kennedy Center. Mr. Estrin is a member of The Washington Board of
                            Trade, The Economic Club of Washington and The Business
                            Roundtable. He is a former Commissioner of the National Capital
                            Park and Planning Commission. Mr. Estrin is a graduate of the
                            University of Pennsylvania's Wharton School of Finance and is a
                            director of Avatex Corporation, Grandbanc, Inc., Carson, Inc.,
                            Imagyn Systems, Inc., Phar-Mor Inc., AM Cosmetics, and is a
                            managing partner of Centaur Partners, Inc. Mr. Estrin has been a
                            Director of Washington Gas Light Company since 1991.
Q                    S      PATRICK J. MAHER, age 61, is Chairman of the Board of the
        PHOTO               Company. Mr. Maher joined the Company in 1974 as Vice President and Chief Financial Officer and was elected Executive Vice
R                    T      President--Finance and Administration in 1980. He was President
                            of the Company from October 1987 to November 1992, Chief
                            Executive Officer from February 1992 through December 1997 and
                            Chairman of the Board since November 1992. Mr. Maher is active in several industry and business groups, including the American Gas
                            Association, where he is a member of the Board of Directors. Mr.
                            Maher serves on the Boards of Directors of the Institute of Gas
                            Technology, the Greater Washington Research Center, the Greater
                            Washington Board of Trade and the Corporation Against Drug Abuse.
                            Mr. Maher is on the Board of Directors of Crestar Financial
                            Corporation, AEGIS Insurance Services, Inc. and has been a
                            Director of Washington Gas Light Company since 1988.

Q                    S      KAREN HASTIE WILLIAMS, age 53, is a Partner with the Washington,
        PHOTO               D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms.
R                    T      Williams served as Administrator for the Office of Federal
                            Procurement Policy at the Office of Management and Budget
                            (1980-81) and she was Chief Counsel of the Senate Committee on
                            the Budget (1977-1980). Ms. Williams is a member of many
                            professional and civic organizations, including serving as Chair of the American Bar Association Section of Public Contract Law
                            (from 1992-1993). Ms. Williams is a Director of Crestar Financial
                            Corporation, the Federal National Mortgage Association,
                            Continental Airlines Company, Gannett Co. and SunAmerica, Inc.
                            Ms. Williams has been a director of Washington Gas Light Company since 1992.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
         (INFORMATION ON COMMITTEE MEMBERSHIP IS FOR FISCAL YEAR 1997)

The Board has established four standing committees:

     The Executive Committee members are: Patrick J. Maher (Chairman), Daniel J. Callahan, III, Orlando W. Darden, James H. DeGraffenreidt, Jr. and Stephen G. Yeonas. There are four alternate members: Michael D. Barnes, Fred J. Brinkman, Melvyn J. Estrin and Karen Hastie Williams. This committee may exercise all of the authority of the Board of Directors when the Board is not in session. This committee did not meet during the fiscal year which ended September 30, 1997 (fiscal year 1997).

     The Audit Review Committee members are: Orlando W. Darden (Chairman), Fred
J. Brinkman, Daniel J. Callahan, III, Karen Hastie Williams and Stephen G. Yeonas. Functions of the Audit Review Committee include recommending the independent public accountants to be engaged by the Company, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the Company's system of internal controls and the adequacy of the internal audit program. This committee held five meetings during fiscal year 1997.

     The Nominating Committee members are: Stephen G. Yeonas (Chairman), Michael
D. Barnes, Patrick J. Maher and Karen Hastie Williams. Functions of the Nominating Committee include maintaining a roster of persons for consideration as members of the Board of Directors and recommending procedures for filling vacancies on the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders; the name and resume of each such nominee should be sent to the Chairman of the Nominating Committee. This committee did not meet during fiscal year 1997.

     The Personnel & Compensation Committee members are: Daniel J. Callahan, III (Chairman), Fred J. Brinkman and Melvyn J. Estrin. The Personnel & Compensation Committee considers compensation and benefits for directors and officers of the Company and succession planning matters. There were three meetings of this committee during fiscal year 1997.

     The Board of Directors held 13 meetings during fiscal year 1997.
                                ---------------

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid $1,000 per meeting of the Board, committee of the Board and stockholders which they attend. Directors are also paid a retainer of $10,000 per year and 600 shares of common stock of the Company. A Retirement Plan for Outside Directors adopted in 1995 was terminated by the Board effective January 1, 1998, subject to vesting of benefits earned by the Directors as of that date.

                          BUSINESS RELATIONSHIPS WITH
                            ASSOCIATES OF DIRECTORS

     The law firm of Crowell & Moring, with which Ms. Williams is a partner, performed legal services for the Company during fiscal year 1997.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership information as of January 2, 1998, regarding the Company's outstanding equity securities by each director, the executive officers named in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group.

                                                                           AMOUNT
                                                                         AND NATURE       PERCENT
                                                                        OF BENEFICIAL       OF
        TITLE OF CLASS                 NAME OF BENEFICIAL OWNER          OWNERSHIP*        CLASS
-------------------------------    ---------------------------------    -------------     -------
Common Stock...................    Michael D. Barnes................         2,306          **
Common Stock...................    Fred J. Brinkman.................         3,056          **
Common Stock...................    Daniel J. Callahan, III..........         7,056          **
Common Stock...................    Orlando W. Darden................         1,456          **
Common Stock...................    James H. DeGraffenreidt, Jr. ....        42,777          **
Common Stock...................    Melvyn J. Estrin.................         8,823          **
Common Stock...................    John K. Keane, Jr. ..............        17,028          **
Common Stock...................    Frederic M. Kline................        12,354          **
Common Stock...................    Patrick J. Maher.................        64,569          **
Common Stock...................    Joseph M. Schepis................        32,049          **
Common Stock...................    Karen Hastie Williams............         1,484          **
Common Stock...................    Stephen G. Yeonas................         9,176          **
All directors and executive
  officers as a group:
     Common Stock...................................................       288,118          **

---------------
 * All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (i) 26,287 shares are held by executive officers in the Company's Savings Plan for Management Employees,
   (ii) 2,000 shares are owned by Mr. Callahan's wife, and Mr. Callahan disclaims beneficial ownership of those shares.
** Less than 1% of class outstanding.

\
                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION              AWARDS
                                        ---------------------------------     -----------
                                                                   OTHER      RESTRICTED       ALL
           NAME AND              FISCAL                            ANNUAL        STOCK        OTHER
      PRINCIPAL POSITION         YEAR    SALARY       BONUS    COMPENSATION(3) AWARDS(4)  COMPENSATION(6)
-------------------------------  ----   --------   -----------     ------     -----------     ------
Patrick J. Maher...............  1997   $455,000      $450,000(1)  $4,780            0        $6,300
  Chairman of the Board and      1996    425,000       400,000(2)   3,064     $708,000(5)      6,000
  Chief Executive Officer        1995    365,000       225,000      3,064            0         6,000
James H. DeGraffenreidt, Jr....  1997    295,000       265,000      1,550            0         6,300
  President and                  1996    270,000       230,000      1,387      285,250(5)      6,000
  Chief Operating Officer        1995    225,000       150,000        693      221,250(5)      6,000
                                 1997    195,000       160,000        983            0         6,300
Joseph M. Schepis..............  1996    185,000       140,000        755      207,250(5)      5,836
  Senior Vice President          1995    145,000        90,000        647      101,406(5)      5,243
Frederic M. Kline..............  1997    165,000       130,000        936            0         6,325
  Vice President and             1996    145,000       100,000        454       97,500(5)      5,679
  Treasurer                      1995    123,000        45,000        467            0         4,730
John K. Keane, Jr. ............  1997    170,000       110,000      1,710            0         6,175
  Senior Vice President          1996    161,000        80,000      1,710       97,500(5)      6,000
  and General Counsel            1995    161,000        65,000      1,755            0         6,000

---------------

(1) The Board of Directors deferred payment of $125,000 of this incentive award to Mr. Maher until fiscal year 1999.

(2) The Board of Directors deferred payment of this incentive award to Mr. Maher as follows: 25% was paid on January 1, 1997; 25% was paid on January 1, 1998 and 50% is payable on January 1, 1999.

(3) This column reports taxes paid by the Company on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000.

(4) The number and value of the aggregate restricted stock holdings at the end of fiscal year 1997 for the named executive officers was as follows: Patrick
    J. Maher, 16,000 shares valued at $410,000; James H. DeGraffenreidt, Jr., 21,000 shares valued at $538,125; Joseph M. Schepis, 10,750 shares valued at $275,469; John K. Keane, Jr., 6,300 shares valued at $161,438 and Frederic
    M. Kline, 4,800 shares valued at $123,000. The level of restricted stock holdings at September 30, 1997 reported for Messrs. DeGraffenreidt and Schepis does not include 12,000 shares and 6,000 shares, respectively, granted on December 17, 1997. Additionally, the level of restricted stock holdings at September 30, 1997 for all of the named executive officers except Mr. Keane does not reflect shares returned to the Company as a result of cashless withholding tax elections for shares that vested on November 1, 1997.

(5) Restricted stock awards are reported at the aggregate market value on the date of the grant. The fiscal year 1995 restricted stock awards shown were granted on October 25, 1994, effective November 1, 1994. The market value on the grant date was $18.4375 per share. The number of restricted shares granted in fiscal year 1995 for the named executive officers was as follows:
    James H. DeGraffenreidt, Jr., 12,000 shares, and Joseph M. Schepis, 5,500 shares. The awards granted in fiscal year 1995 to Messrs. DeGraffenreidt and Schepis vest in increments of 10% on each anniversary of the effective date of the awards. The fiscal year 1996 restricted stock awards shown were granted and effective on November 1 and November 28, 1995. The market values on the grant dates were $19.50 per share on November 1, 1995 and $20.50 per share on November 28, 1995. The number of restricted shares granted in fiscal year 1996 for the named executive officers was as follows: Patrick J. Maher, 36,000 shares; James H. DeGraffenreidt, Jr., 14,500 shares; Joseph M. Schepis, 10,500 shares; John K. Keane, Jr., 5,000 shares; Frederic M. Kline, 5,000 shares. Shares granted on November 1, 1995 vest as follows: for Mr. Maher, the shares vest in increments of 33.3% on each anniversary of the award except the final increment, which vests on April 20, 1998; for Messrs. DeGraffenreidt, Keane, Schepis and Kline, the shares vest in 20% increments on each anniversary of the award, except that the final increment vests for Mr. Keane on January 19, 2000. The shares granted to Messrs. Maher, DeGraffenreidt and Schepis on November 28, 1995 vested on November 28, 1996. Dividends are paid on restricted shares from the effective date of the awards.

(6) This column reports the Company's matching contributions to the Company's Savings Plan for Management Employees during the applicable fiscal years.

                                ---------------

     The Company maintains a trusteed, noncontributory pension plan covering all active employees and vested former employees of the Company and its utility subsidiaries. Executive officers also participate in a Supplemental Executive Retirement Plan (SERP). Upon normal retirement (age 65), or at age 60 with 30 years of benefit service, each eligible participant is entitled under the SERP to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant's highest rates of annual basic compensation, including any amounts paid or deferred under the Executive Incentive Compensation Plan, on December 31 of the three years out of the final five years of the participant's service as a participant. Under certain conditions, participants may elect to have a portion of their SERP benefit paid in the form of a lump sum.

     The following table shows the estimated annual single life benefits payable under the pension plan and SERP upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

                         FINAL                        YEARS OF BENEFIT SERVICE
                        AVERAGE                 ------------------------------------
                     COMPENSATION                  10            20            30
            -------------------------------     --------      --------      --------
            $100,000.......................     $ 20,000      $ 40,000      $ 60,000
             200,000.......................       40,000        80,000       120,000
             400,000.......................       80,000       160,000       240,000
             600,000.......................      120,000       240,000       360,000
             700,000.......................      140,000       280,000       420,000
             800,000.......................      160,000       320,000       480,000
             950,000.......................      190,000       380,000       570,000

     Each of the five executive officers named above in the Summary Compensation table has 30 years of benefit service except Mr. DeGraffenreidt, who has 17 years of benefit service. Benefits shown in the pension table are not subject to reductions for Social Security.

                                ---------------

                             EMPLOYMENT AGREEMENTS

     During fiscal year 1997, the Company entered into employment agreements with certain executive officers, including Messrs. Maher, DeGraffenreidt, Schepis, Kline and Keane (the "Named Executive Officers"). The agreements with the Named Executive Officers will be effective during the period of one year prior to, and two years following, a change of control of the Company (the "effective period"). A change of control is generally defined in these agreements as (i) acquisition of 30% or more of the Company's voting stock; (ii) a change in the majority of the Company's Board of Directors, or (iii) a merger, reorganization, consolidation or sale of all or substantially all of the Company's assets. With respect to all Named Executive Officers except Mr. Maher, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason as defined in the agreements, the executive is entitled to severance pay equal to three times the executive's average compensation (as defined in the agreement) and an extension of certain other employment benefits for three years. Mr. Maher is entitled to these severance pay and employment benefits if he is terminated for reasons other than cause or he resigns during the effective period. Payments under these agreements may be (i) reduced to an amount necessary to avoid imposition of an excise tax under the Internal Revenue Code of 1986 (the "IRC"), or (ii) reduced to two times the executive's average compensation, with a gross up for any excise taxes payable under the IRC. Copies of these agreements have been filed as exhibits to the Company's Form 10-Q dated August 11, 1997, for the quarter ended June 30, 1997.

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

     The Personnel and Compensation Committee of the Board of Directors (P & C Committee) has responsibility for recommending levels of executive compensation for consideration by the Company's Board of Directors. The objective of executive compensation is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each executive officer. Executive compensation is also intended to provide rewards and incentive for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

                       ELEMENTS OF EXECUTIVE COMPENSATION

     The P & C Committee's philosophy is that total compensation for each of the Company's officers should be competitive with executives having similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance. To accomplish these objectives, each officer's compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is "at risk," in that payment of any such compensation depends upon performance of the individual officer and performance of the Company as a whole. The value of long-term incentive compensation is affected by the performance of the Company's stock.

     The following is a description of these elements of each officer's compensation.

     Base Salary: The P & C Committee intends base salary levels of officers to be set at a level somewhat below market levels for officers of similar experience and responsibility. To reach a competitive level of total compensation, the officer then has an opportunity to earn incentive compensation, as described further below. This approach to determination of base salary is seen by the P & C Committee as a way to better align the interests of the officers of the Company with the interests of the stockholders.

     To determine competitive compensation levels, management of the Company obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer's responsibility and performance, the Chairman and CEO of the Company makes specific recommendations for salary adjustments for all executive officers except himself. The P & C Committee reviews these recommendations in consultation with an independent advisor retained by the P & C Committee. Based on this consultation and the data on industry compensation levels, the P & C Committee makes a final recommendation to the full Board of Directors as to all executive officers, including the Chairman and CEO (whose compensation is described further below).

     For fiscal year 1997 (October 1, 1996 through September 30, 1997), the P & C Committee decided that the officers' base salaries should generally be set at approximately 90% of market levels based on a group of comparable utilities. This approach was taken to generally place base salaries below overall market rates, and to leave the opportunity for each officer to meet or exceed market compensation through incentive pay. This practice is designed to encourage higher levels of performance by the Company officers.

     Short-Term Incentive Compensation: Short-Term incentive compensation for executive officers is earned under the Company's Executive Incentive Compensation Plan (EICP). Payments can only be made under the EICP if the Company's rate of return on common stock equity exceeds a threshold amount predetermined annually by the Board of Directors. For Fiscal Year 1997, that minimum threshold was 10.9%.

Since the Company earned a return of 14.1% on its common equity, the threshold was exceeded, and individual awards were allowable under the EICP.

     Individual awards under the EICP are considered by the P & C Committee annually in conjunction with base salary adjustments. The Chairman and CEO makes recommendations to the P & C Committee for EICP awards for each executive officer except himself. These recommendations include evaluation of the following factors applicable to the executive officers: (i) success in meeting established corporate and departmental goals; (ii) managing resources within established departmental budgets; (iii) effectiveness in areas of leadership, planning and teamwork; (iv) peer evaluations; and (v) comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation. The P & C Committee considers the amount and basis for these recommendations in consultation with its independent advisor and makes final recommendations to the full Board of Directors.

     Long-Term Incentive Compensation: In February 1990, the stockholders of the Company approved the adoption of a Long-Term Incentive Compensation Plan (LTICP). The LTICP provides a long-term element of compensation for executive officers. The plan is intended to promote achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the Executive Officers. Under the LTICP, there may be awards of Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares and Dividend Units. The P & C Committee is the Administrator of the LTICP and has the authority to grant awards under the LTICP. Specific awards are granted based upon consideration of the individual officer's responsibility for, and contribution toward, achievement of long-term objectives in enhancement of the Company's shareholder value, financial stability and competitive position. To date, awards have only been granted in the form of Restricted Stock. Awards were made to three newly-elected officers under the LTICP during FY 1997.

            COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     In October 1996, the P & C Committee increased Mr. Maher's salary for fiscal year 1997 to a level of approximately 90% of the market base salary for a position of similar responsibilities. This reflects the approach by the P & C Committee that a significant percentage of the total compensation of the Chairman and CEO should be derived from incentive compensation rather than salary.

     Mr. Maher was awarded an incentive payment under the EICP applicable to FY 1997 of $450,000, which was 99% of his base salary. The Board of Directors deferred payment of a portion of this incentive award to Mr. Maher as described in footnote (1) to the Summary Compensation Table appearing in this proxy statement. EICP payments are incentive compensation which is variable from year to year depending upon performance of the Company compared to its industry peers and accomplishment of established corporate objectives. Mr. Maher's incentive compensation for FY 1997 was based on substantial corporate achievements attained in FY 1997, including: (i) a return on common equity of 14.1%; (ii) record earnings for a sixth consecutive fiscal year; and (iii) continued development of effective strategic plans for the Company to successfully compete in an increasingly deregulated market.

                                      PERSONNEL AND COMPENSATION COMMITTEE

                                          Daniel J. Callahan, III (Chairman)
                                          Fred J. Brinkman
                                          Melvyn J. Estrin
                                ---------------

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly cumulative total shareholder return on Washington Gas Light Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 1992, and ended September 30, 1997.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*

        MEASUREMENT PERIOD            WASHINGTON GAS     STANDARD & POOR'S   DOW JONES UTILITY
      (FISCAL YEAR COVERED)            LIGHT COMPANY            500               AVERAGE
1992                                            100.00              100.00              100.00
1993                                            123.19              113.02              119.66
1994                                            102.83              117.18               92.94
1995                                            121.07              152.03              117.22
1996                                            141.50              182.95              125.62
1997                                            172.91              256.95              145.02

* Assumes reinvestment of dividends daily for Standard & Poor's 500, quarterly for the Dow Jones Utility Average and Washington Gas Light Company. This calculation is based on $100 invested on September 30, 1992.

                       (2) RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 1998. The appointment was made upon the recommendation of the Audit Review Committee, which is composed of directors who are not officers or otherwise employees of the Company. This firm has been similarly employed by the Company since 1949. Representatives of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (2).

                            (3) STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given the Company notice of her intention to present a proposal for consideration by the stockholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

     YOUR BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY OPPOSE THE ADOPTION OF THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL AND, THEREFORE, RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL.

                              STOCKHOLDER PROPOSAL

     RESOLVED, "That the stockholders of Washington Gas Light, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The statement submitted by Mrs. Davis in support of her resolution is as follows:

     REASONS: "Many states have mandatory cumulative voting, so do National Banks." "In addition, many corporations have adopted cumulative voting."

     Last year the owners of 6,182,823 shares, representing approximately 23.6% of the shares voting, voted for this proposal.

     "If you AGREE, please mark your proxy FOR this resolution."

            OPPOSITION OF YOUR BOARD OF DIRECTORS AND THE MANAGEMENT
                             AND REASONS THEREFOR:

     Your Board of Directors believes it is important for each member of the Board to represent all stockholders, not just a particular interest group or faction.

     Persons serving on this Company's Board of Directors have wide experience in law, public accounting, business and finance. Directors are not elected to represent a particular viewpoint, and the Directors do not believe it is desirable to select candidates for election in that manner.

     These objectives of your Directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of stockholders to elect a particular Director. A Director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular stockholder group. This result would be directly opposite to the purpose of having each member of your Board of Directors represent all stockholders.

     For these reasons, the Board of Directors and the management oppose the proposed resolution.

     Mrs. Davis has submitted substantially the same proposal in the preceding twelve years and it was defeated by a vote of over 75% of shares voting on the proposal each year.

     THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY RECOMMEND A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.
                                ---------------

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.
                                ---------------

     The Annual Report for 1997, including financial statements, was mailed to stockholders on or about January 9, 1998.

     UPON WRITTEN REQUEST, THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT THESE REQUESTS TO: MARIA FRAZZINI, MANAGER -- INVESTOR RELATIONS, WASHINGTON GAS LIGHT COMPANY, 1100 H ST., N.W., WASHINGTON, D.C. 20080.

     The solicitation of proxies is being made on behalf of the Board of Directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $7,500, plus expenses, to assist in the solicitation of proxies.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals by stockholders which are intended to be presented at the Company's next annual meeting of stockholders must be received by the Company not later than September 23, 1998.

                                VOTING BY PROXY

     Proxy cards will be voted as specified, but if not otherwise marked they will be voted: "FOR" Proposals (1) and (2) and "AGAINST" Proposal (3).

                                             By order of the Board of Directors,

                                                                 Douglas V. Pope
                                                                       Secretary

January 21, 1998

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1.

1. Election of all Directors      FOR all nominees  [X]         WITHHOLD AUTHORITY to vote   [X]
                                  listed below                  for all nominees listed below


Nominees:  Michael D. Barnes, Fred J. Brinkman, Daniel J. Callahan, III, Orlando
           W. Darden, James H. DeGraffenreidt, Jr., Melvyn J. Estrin, Patrick
           J. Maher, Karen Hastie Williams

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2.

2. Ratification of the Appointment of Auditors.

   FOR  [X]           AGAINST  [X]          ABSTAIN  [X]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.

3. Shareholder Proposal.

   FOR  [X]           AGAINST  [X]          ABSTAIN  [X]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


                                                                                     Change of Address
                                                                                     and or Comments       [X]
                                                                                     Mark Here

                                                         Please sign exactly as name or names appear on this
                                                         proxy.  If stock is held jointly, each holder
                                                         should sign.  If signing as attorney, trustee,
                                                         executor, administrator, custodian, guardian or
                                                         corporate officer, please give full title.

                                                         Dated:                                      , 19
                                                                -------------------------------------    ---

                                                         ---------------------------------------------------
                                                                             Signature

                                                         ---------------------------------------------------
                                                                    Signature (if held jointly)

                                                         VOTES MUST BE INDICATED (X)
                                                         IN BLACK OR BLUE INK.        [X]



PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         WASHINGTON GAS LIGHT COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR ANNUAL MEETING FEBRUARY 20, 1998

        I (WE) here appoint Patrick J. Maher and James H. DeGraffenReidt, Jr. and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Directors, which may come before the February 20, 1998 Annual Meeting of the Shareholders of Washington Gas Light Company and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at the Willard Inter-Continental Hotel, 1401 Pennsylvania Ave., N.W. Washington, D.C. on Friday, February 20, 1998 at 10 a.m.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

                   (Continued and to be signed and dated on the reverse side.)

                      WASHINGTON GAS LIGHT COMPANY
                      P.O. BOX 11038
                      NEW YORK, N.Y.  10203-0038



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